Exhibit 5.1

March 11, 2015

To the Persons Listed on the Attached Schedule A

John Deere Owner Trust 2015
Class A-1	0.27000% Asset Backed Notes
Class A-2A	0.87% Asset Backed Notes
Class A-2B	Floating Rate Asset Backed Notes
Class A-3	1.32% Asset Backed Notes
Class A-4	1.65% Asset Backed Notes

Asset Backed Certificates

Ladies and Gentlemen:

We have acted as special counsel for John Deere Receivables, Inc., a Nevada corporation (“JDRI”), John Deere Owner Trust 2015, a Delaware statutory trust (the “Trust” and, together with JDRI, being referred to herein collectively as the “Relevant Parties”), and John Deere Capital Corporation, a Delaware corporation (“JDCC”), in connection with (x) the purchase of (i) $298,600,000 aggregate principal amount of the Trust’s Class A-1 0.27000% Asset Backed Notes (the “Class A-1 Notes”), (ii) $295,000,000 aggregate principal amount of the Trust’s Class A-2A 0.87% Asset Backed Notes (the “Class A-2A Notes”), (iii) $70,000,000 aggregate principal amount of the Trust’s Class A-2B Floating Rate Asset Backed Notes (the “Class A-2B Notes”), (iv) $250,000,000 aggregate principal amount of the Trust’s Class A-3 1.32% Asset Backed Notes (the “Class A-3 Notes”) and (v) $82,225,000 aggregate principal amount of the Trust’s Class  A-4 1.65% Asset Backed Notes (the “Class A-4 Notes” and, together with the Class A-1 Notes, the Class A-2A Notes, the Class A-2B Notes and the Class A-3 Notes, the “Notes”) pursuant to the Underwriting Agreement dated March 3, 2015 (the “Underwriting Agreement”) among JDRI, JDCC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mitsubishi UFJ Securities (USA), Inc. (collectively, the “Underwriters”) and (y) the issuance of $25,534,183 aggregate principal amount of the Trust’s Asset Backed Certificates (the “Certificates” and, together with the Notes, the “Securities”).  The Notes are to be issued pursuant to an Indenture dated as of March 11, 2015 (the “Indenture”) between the Trust and U.S. Bank National Association (the “Indenture Trustee”) and the Certificates are to be issued under a Trust Agreement dated as of March 10, 2015 (the “Trust Agreement”) between JDRI and Wells Fargo Delaware Trust Company, N.A.  This opinion is furnished to you pursuant to Section 6(b)(1) of the Underwriting Agreement.

Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined and terms defined in Articles 1, 8 and 9 of the Uniform Commercial Code as currently in effect in the State of New York (the “New York UCC”) or the State of Delaware (the “Delaware UCC”), as applicable, are used herein as therein defined.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Underwriting Agreement;

(b)	The Indenture;

(c)	Executed copies of the Notes;

(d)	Executed copies of the Certificates;

(e)	The Trust Agreement;

(f)	The Purchase Agreement;

(g)	The Sale and Servicing Agreement; and

(h)	The Administration Agreement.

The documents described in the foregoing clauses (a) through (h) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed the following:

(a)           A signed copy of the shelf registration statement on Form S-3 (Registration Statement No. 333-197204) filed by JDRI under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on July 2, 2014, as amended by pre-effective amendment No. 1 thereto filed by JDRI on August 6, 2014 and as further amended by pre-effective amendment No. 2 thereto filed by JDRI on August 7, 2014 (such registration statement, as amended, including information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act and the documents incorporated by reference therein, being hereinafter referred to as the “Registration Statement”).  The Registration Statement became effective under the Securities Act on August 8, 2014.

(b)           The base prospectus dated August 21, 2014 forming a part of the Registration Statement, with respect to the offering from time to time of an unspecified amount of debt securities issued by trusts established by JDRI (the “Base Prospectus”).

(c)           The preliminary prospectus supplement dated February 26, 2015 relating to the offering of the Notes (the “Preliminary Prospectus Supplement”) (the Base Prospectus, as supplemented by the Preliminary Prospectus Supplement, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Preliminary Prospectus”).

(d)          The ratings term sheet dated February 26, 2015 relating to the credit ratings expected to be received on the Notes, filed as an Issuer Free Writing Prospectus with the Commission pursuant to Rule 433 under the Securities Act (the “Ratings Term Sheet”).

(e)           The final term sheet dated March 3, 2015 relating to the Notes, filed as an Issuer Free Writing Prospectus with the Commission pursuant to Rule 433 under the Securities Act (the “Final Term Sheet”).

(f)           The final prospectus supplement dated March 3, 2015 relating to the Notes (the “Final Prospectus Supplement”) (the Base Prospectus, as supplemented by the Final Prospectus Supplement, in the forms filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Prospectus”).

(g)           Certain UCC financing statements to be filed in connection with the transactions described herein.

(h)           A certificate of an officer of JDCC dated the date hereof as to certain factual matters relating to our opinion set forth in paragraph 21 below (the “Officer’s Certificate”).

(i)            A certificate of an officer of JDRI and the Trust dated the date hereof as to certain factual matters relating to our opinion set forth in paragraph 14 below.

(j)            Originals or copies of such other corporate records of the Relevant Parties and JDCC, certificates of public officials and of officers of the Relevant Parties and JDCC and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

As used herein, the term “General Disclosure Package” means the Preliminary Prospectus, as amended and supplemented by the Ratings Term Sheet and the Final Term Sheet.

In our review of the Opinion Documents and other documents, we have assumed:

(a)           The genuineness of all signatures.

(b)           The authenticity of the originals of the documents submitted to us.

(c)           The conformity to authentic originals of any documents submitted to us as copies.

(d)           As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of the Relevant Parties and JDCC, including the Officer’s Certificate.

(e)           That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Relevant Parties and JDCC, enforceable against each such party in accordance with its terms.

(f)            That:

(1)           Each of the Relevant Parties is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(2)           Each of the Relevant Parties has power and authority (corporate or otherwise) to execute, deliver and perform, and each of the Relevant Parties has duly authorized, executed and delivered the Opinion Documents to which it is a party, except to the extent set forth in our opinion below.

(3)           The execution, delivery and performance by each of the Relevant Parties of the Opinion Documents to which it is a party do not and will not:

(a)           except with respect to JDCC, contravene, or constitute a default under, its respective certificate or articles of incorporation, by-laws or other organizational documents;

(b)           except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(g)           That the execution, delivery and performance by the Relevant Parties and JDCC of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

(h)           That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by any Relevant Party of any Opinion Document to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

(i)            That the Notes have been duly authenticated by the Indenture Trustee in the manner described in its certificates required to be delivered to the Underwriters today.

(j)            The Trust has, or has the power to transfer, rights (to the extent necessary to grant a security interest) in the Collateral (as defined in the Indenture) existing on the date hereof and will have, or will have the power to transfer, rights (to such extent) in property that becomes Collateral after the date hereof.

(k)            Each of JDCC and JDRI has, or has the power to transfer, rights (to the extent necessary to grant a security interest) in the Receivables (as defined in the Purchase Agreement).

(l)            For purposes of our opinion in paragraph 20 below, that (1) JDRI is organized solely under the law of the State of Nevada (as it relates to clause (b)), (2) those Receivables that constitute “tangible chattel paper” as defined under the New York UCC are, and shall continuously be, physically located in the State of Nevada (as it relates to clause (c)), and (3) the documentation for each of the Receivables (other than the Electronic Contracts (as defined below)) is evidenced by a record or records that conforms to one of the sample forms thereof attached as Exhibit E to the Officer’s Certificate.

(m)           For purposes of our opinion in paragraph 21 below:

(1)           With respect to each electronic Retail Installment Contract - Security Agreement relating to the origination of the Receivables (each, a “Dealer-Originated Electronic Contract”) entered into between an authorized dealer (each, a “Dealer Originator”) and a customer (each, a “Customer”) of Deere & Company, a Delaware corporation (“Deere”), or John Deere Construction & Forestry Company, a Delaware corporation (“JDCFC”, with Deere and JDCFC each referred to from time to time hereafter as a “Company” and together as the “Companies”), that (i) such Dealer Originator has sold or otherwise transferred rights in each such Dealer-Originated Electronic Contract to the applicable Company to the extent necessary to grant a security interest therein to such Company, (ii) such security interest has attached for purposes of Section 9-203 of the Uniform Commercial Code in effect in the State whose law governs such sale (the “Applicable UCC”) and (iii) in connection with such sales, each such Dealer-Originated Electronic Contract has been electronically transmitted to JDCC’s secure server located in Reno, Nevada (the “E-Vault”), where it is stored and maintained in an electronic medium by JDCC, acting as the applicable Company’s custodian, on such Company’s behalf in accordance with the procedures described in the Officer’s Certificate.

(2)           With respect to (a) each Dealer-Originated Electronic Contract and (b) each electronic Loan Contract - Security Agreement relating to the origination of the Receivables entered into directly between the applicable Company and a Customer (the “Directly-Originated Electronic Contracts” and, together with the Dealer-Originated Electronic Contracts, collectively, the “Electronic Contracts”), that (i) each such Directly-Originated Electronic Contract has been electronically transmitted to the E-Vault, where it is stored and maintained in an electronic medium by JDCC, acting as such Company’s custodian, on such Company’s behalf in accordance with the procedures described in the Officer’s Certificate (such Directly-Originated Electronic Contracts, together with the Dealer-Originated Electronic Contracts, being referred to collectively as the “Company E-Vault Records”), (ii) Deere or JDCFC, as applicable, has sold or otherwise transferred rights in each such Electronic Contract to JDCC to the extent necessary to grant a security interest therein to JDCC, (iii) such security interest of JDCC has attached for purposes of Section 9-203 of the Applicable UCC and (iv) in connection with such sales, each such Electronic Contract is designated on the E-Vault as having been assigned to JDCC in accordance with the procedures described in the Officer’s Certificate (each such Electronic Contract, a “JDCC E-Vault Record”).

(3)           Each Electronic Contract is evidenced by a record or records that conform to one of the sample forms thereof attached as Exhibit A to the Officer’s Certificate.

(n)           That for purposes of our opinions in paragraphs 22 and 23 below:

(1)           Each issuer of Uncertificated Pledged Securities (as defined in paragraph 22 below) is organized under the law of the State of New York and has not specified the law of another jurisdiction as the law governing matters specified in Section 8-110(a)(2) through (5) of the New York UCC.

(2)           The Indenture Trustee is the only registered owner of the Uncertificated Pledged Securities.

(o)           For purposes of our opinion in paragraphs 28 and 29 below:

(1)           The Indenture Trustee is the bank (within the meaning of Section 9-102(a)(8) of the New York UCC) with which the Pledged Deposit Accounts (as defined  in paragraph 28 below) are maintained.

(2)           Each Pledged Deposit Account is a “deposit account” within the meaning of Section 9-102(a)(29) of the New York UCC.

(p)           For purposes of our opinions in paragraphs 30 and 31 below:

(1)           The Indenture Trustee is a “securities intermediary” within the meaning of Section 8-102(a)(14) of the New York UCC.

(2)           Each Trust Account (as defined in the Indenture) is a “securities account” within the meaning of Section 8-501(a) of the New York UCC.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to JDCC, the Relevant Parties, the Opinion Documents or the transactions governed by the Opinion Documents and for the purposes of our opinions in paragraphs 1 and 2 below, the General Corporation Law of the State of Delaware.  Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to JDCC, the Relevant Parties, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

The Registration Statement, including any Rule 462(b) Registration Statement, became effective under the Securities Act and any required filing of the Prospectus pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b). On March 11, 2015, at approximately 10:00 a.m.., the Commission’s website did not indicate the existence of a stop order suspending the effectiveness of the Registration Statement.

Insofar as the opinion in paragraph 8 below relates to the classification of the Notes as debt for federal income tax purposes, we have relied in part upon financial data and projections as to cash flows under the Notes in various circumstances furnished to us by JDCC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mitsubishi UFJ Securities (USA), Inc. upon the Class A-1 Notes being rated in the highest short-term rating category, and the Class A-2, Class A-3 and Class A-4 Notes being rated in the highest long-term rating category, in each case by at least two nationally recognized statistical rating organizations.

With respect to our opinion in paragraph 21 below, we have made the following analysis under Section 9-105 of the Delaware UCC and the New York UCC:

(1)           A single authoritative copy of each Company E-Vault Record and of each JDCC E-Vault Record exists which is unique, identifiable and, except as otherwise provided in paragraphs (4), (5) and (6) below, unalterable, because each of the Companies and JDCC utilize the E-Vault and associated technology, Electronic Contracts stored in which are assigned a unique and identifiable “digital certificate” which identifies the sole authoritative copy thereof and which cannot be altered without the participation of JDCC, either in its own capacity or as custodian for the applicable Company, all as stated in paragraphs 3 and 12 of the Officer’s Certificate;

(2)           The authoritative copy of each Company E-Vault Record and of each JDCC E-Vault Record identifies the applicable secured party as the assignee thereof, because the single authoritative copy of each Company E-Vault Record includes a record of the transfer thereof to Deere or JDCFC, as appropriate, and identifies such Company as the owner thereof, and the single authoritative copy of each JDCC E-Vault Record includes a record of the transfer thereof to JDCC and identifies JDCC as the owner thereof, all as stated in paragraphs 4 and 7 of the Officer’s Certificate;

(3)           The authoritative copy of each Company E-Vault Record and each JDCC E-Vault Record is communicated to and maintained by the applicable secured party or its designated custodian, because each Dealer Originator, each Company and JDCC use JDCC’s “Electronic Document Broker” system and the E-Vault for the transmission and storage of Electronic Contracts in connection with the origination and sale thereof to each Company and to JDCC, as applicable, each of which is owned, controlled and managed by JDCC, in its capacity as custodian for each Company (with respect to Company E-Vault Records) or in its capacity as secured party (with respect to JDCC E-Vault Records), all as stated in paragraphs 3, 4 and 10 of the Officer’s Certificate;

(4)           Copies or revisions that add or change an identified assignee of the authoritative copy of a Company E-Vault Record or of a JDCC E-Vault Record can be made only with the participation of the secured party or its custodian, because the E-Vault technology prevents the modification of the authoritative copy of a Company E-Vault Record or of a JDCC E-Vault Record in any respect by any party other than JDCC, either in its capacity as custodian for each Company (with respect to Company E-Vault Records) or in its capacity as secured party (with respect to JDCC E-Vault Records), all as stated in paragraphs 6, 8 and 12 of the Officer’s Certificate;

(5)           Each copy of the authoritative copy of a Company E-Vault Record or of a JDCC E-Vault Record, and any copy of a copy, is readily identifiable as a copy that is not the authoritative copy, because (i) authoritative copies of such Electronic Contracts are only stored on the E-Vault, so any electronic copy not stored on the E-Vault or any tangible copy is readily identifiable as not being the authoritative copy, and (ii) the E-Vault technology uses a unique and identifiable “digital certificate” to identify the authoritative copy, and automatically marks any printed copy in tangible form as a copy, all as stated in paragraphs 3, 5, 10 and 11 of the Officer’s Certificate; and

(6)           Any revision of the authoritative copy of a Company E-Vault Record or of a JDCC E-Vault Record is readily identifiable as an authorized or unauthorized revision, because the E-Vault technology prevents the modification of the authoritative copy of a Company E-Vault Record or of a JDCC E-Vault Record in any respect by any party other than JDCC, either in its capacity as custodian for each Company (with respect to Company E-Vault Records) or in its capacity as secured party (with respect to JDCC E-Vault Records), and any attempt to make an unauthorized revision would be detectable because it would break the “digital certificate” associated with such Company E-Vault Record or JDCC E-Vault Record on the E-Vault, all as stated in paragraphs 3 and 12 of the Officer’s Certificate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.        JDCC is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2.        Each Opinion Document to which JDCC is a party has been duly authorized, executed and delivered by JDCC.

3.        Each of the Indenture and the Sale and Servicing Agreement is the valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms.

4.        The Notes, when authenticated by the Indenture Trustee in accordance with the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Trust, entitled to the benefits of the Indenture and enforceable in accordance with their terms.

5.        Each Opinion Document (other than the Underwriting Agreement and the Trust Agreement) to which JDRI is a party constitutes the valid and binding obligation of JDRI, enforceable in accordance with its terms.

6.        Each Opinion Document (other than the Underwriting Agreement) to which JDCC is a party constitutes the valid and binding obligation of JDCC, enforceable in accordance with its terms.

7.        The statements in the General Disclosure Package and the Prospectus under the captions “Description of the Notes” and “Description of the Transfer and Servicing Agreements”, in each case, insofar as such statements constitute summaries of the documents referred to therein, fairly summarize in all material respects the documents referred to therein.

8.        The description of the U.S. federal income tax consequences and ERISA set forth in the General Disclosure Package and the Prospectus under the captions “Federal Income Tax Considerations” and “ERISA Considerations”, in each case, insofar as such descriptions constitute a statement of U.S. federal income tax law or ERISA or legal conclusions and subject to the limitations set forth therein, are accurate in all material respects.  As set forth and further discussed therein, for federal income tax purposes, the Notes will be considered debt, the Trust will not be a separate entity that is an association taxable as a corporation and the Trust will not be a publicly traded partnership taxable as a corporation.

9.        No authorization, approval, consent or order of any court or governmental authority or agency is required in connection with the sale of the Notes to the Underwriters, except such as may have been obtained or be required under the Securities Act or the Securities Act Regulations or as may be required under the securities or blue sky laws of any jurisdiction in the United States in connection with the offer and sale of the Notes.

10.      The execution and delivery by each Relevant Party and JDCC of the Opinion Documents and the consummation of the transactions contemplated therein will not result in a violation of Generally Applicable Law.

11.      The execution and delivery of the Underwriting Agreement do not, the fulfillment of the terms therein set forth will not and the consummation of the transactions contemplated therein and in the other Opinion Documents to which JDCC is a party will not conflict with the certificate of incorporation or by-laws of JDCC.

12.      The Registration Statement became effective under the Securities Act at 3:00 p.m., New York City time, on August 8, 2014, and, on March 11, 2015, at approximately 10:00 a.m., the Commission’s website did not indicate the existence of a stop order suspending the effectiveness of the Registration Statement.

13.      Each of the Registration Statement (except for the financial statements and other financial or statistical data included therein or incorporated by reference therein or omitted therefrom and the Statement of Eligibility and Qualification of the Indenture Trustee on form T-1, as to which we have not been requested to comment), as of the time such Registration Statement became effective, and the Prospectus (except for the financial statements and other financial or statistical data included therein or incorporated by reference therein or omitted therefrom, as to which we have not been requested to comment), as of its issue date, appears on its face to have been appropriately responsive in all material respects to the requirements of the Securities Act and the Securities Act Regulations.

14.      Neither JDRI nor the Trust is required to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Trust is entitled to rely on Section 3(c)(5) of the 1940 Act for its exemption from registration under the 1940 Act.

15.      The Trust is not a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly referred to as the Volcker Rule.

16.      The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the “1939 Act”), and the Trust Agreement is not required to be qualified under the 1939 Act.

17.      The Purchase Agreement creates a valid security interest, as defined in the New York UCC, in the Receivables (as defined in the Purchase Agreement) and the proceeds thereof in favor of JDRI.

18.      The Sale and Servicing Agreement either (a) validly transfers to the Trust an ownership interest in all of JDRI’s right, title and interest in the Receivables or (b) if the transfer of the Receivables to the Trust pursuant to the Sale and Servicing Agreement is deemed to be a pledge, creates a valid security interest in the Receivables and the proceeds thereof in favor of the Trust.

19.      The Indenture is effective to create in favor of the Indenture Trustee, as trustee for the benefit of the Holders of the Notes, a security interest (the “Article 9 Security Interest”) in each of the (i) Receivables and the proceeds thereof and (ii) Trust Accounts (as defined in the Sale and Servicing Agreement, which includes the Reserve Funds and the Investments (each as defined below)), in which a security interest may be created under Article 9 of the New York UCC.  For purposes of this opinion letter, “Reserve Funds” means the Reserve Account Initial Deposit (as defined in the Sale and Servicing Agreement), together with all amounts received with respect to interest and other earnings thereon and any additional deposits, and “Investments” means the Eligible Investments (as defined in the Sale and Servicing Agreement) designated by the Servicer in which the Indenture Trustee shall from time to time invest and reinvest the Reserve Funds.

20.      Insofar as the New York UCC applies, those Receivables that are evidenced by a record or records consisting of information that is inscribed on a tangible medium are “tangible chattel paper” under the New York UCC.  The choice-of-law provisions contained in Section 9-301 of the New York UCC provide that the perfection of a nonpossessory security interest in “tangible chattel paper” is governed by the local law of the jurisdiction where the debtor is located, while the effect of perfection or nonperfection and the priority of a nonpossessory security interest in “tangible chattel paper” is governed by the local law of the jurisdiction in which the “tangible chattel paper” is located; therefore, the choice-of-law provisions contained in Section 9-301 of the New York UCC provide that (a) the Delaware UCC governs the perfection of a nonpossessory security interest in the Receivables transferred from JDCC to JDRI, (b) the Uniform Commercial Code of the State of Nevada governs the perfection of a nonpossessory security interest in the Receivables transferred from JDRI to the Trust and (c) the Uniform Commercial Code of the State of Nevada governs the effect of perfection or nonperfection and priority of a nonpossessory security interest in the Receivables that constitute “tangible chattel paper” under the New York UCC.

21.      Insofar as the New York UCC applies, the Electronic Contracts are “electronic chattel paper” under the New York UCC.  Immediately prior to giving effect to any sale to JDCC of a Dealer-Originated Electronic Contract, the applicable Company had a perfected security interest under Section 9-105 of the Delaware UCC or the New York UCC, as applicable, in each such Dealer-Originated Electronic Contract owned by it comprising the Company E-Vault Records.  Immediately prior to giving effect to any sale of an Electronic Contract under the Purchase Agreement, JDCC had a perfected security interest under Section 9-105 of the Delaware UCC in each such Electronic Contract comprising the JDCC E-Vault Records.

22.      The Article 9 Security Interest in that portion of the Investments consisting of uncertificated securities (the “Uncertificated Pledged Securities”) will be perfected upon (i) the execution and delivery by the issuer thereof of an agreement that it will comply with the instructions with respect to the Uncertificated Pledged Securities originated by the Indenture Trustee without further consent by the registered owner of such Uncertificated Pledged Securities or (ii) the registration by the issuer thereof of the Indenture Trustee as the owner of the Uncertificated Pledged Securities, upon original issue or registration of the transfer.

23.      The Article 9 Security Interest in the Uncertificated Pledged Securities will, when perfected as set forth in paragraph 22 above, be prior to any other security interest created under Article 9 of the New York UCC.

24.      The Article 9 Security Interest in that portion of the Investments consisting of certificated securities (the “Certificated Pledged Securities”) will be perfected upon delivery to the Indenture Trustee in the State of New York of the certificates representing such Certificated Pledged Securities in bearer form or in registered form, either registered in the name of the Indenture Trustee or indorsed in blank by an effective indorsement or accompanied by undated stock powers with respect thereto duly indorsed in blank by an effective indorsement.

25.      The perfected Article 9 Security Interest in the Certificated Pledged Securities will be prior to any other security interest perfected under Article 9 of the New York UCC.

26.      The Article 9 Security Interest in that portion of the Investments consisting of instruments (the “Pledged Instruments”) will be perfected upon the Indenture Trustee taking possession of the Pledged Instruments in the State of New York.

27.      The perfected Article 9 Security Interest in the Pledged Instruments will be prior to any other security interest perfected under Article 9 of the New York UCC.

28.      The Article 9 Security Interest in that portion of the Reserve Funds and the Investments consisting of deposit accounts (the “Pledged Deposit Accounts”) will be perfected by reason of the Indenture Trustee being the bank with which the Pledged Deposit Accounts are maintained.

29.      The perfected Article 9 Security Interest in the Pledged Deposit Accounts will be prior to any other interest perfected under Article 9 of the New York UCC.

30.      The Article 9 Security Interest in that portion of the Investments consisting of security entitlements credited by book entry to the Trust Accounts (the “Pledged Security Entitlements”) will be perfected upon the Indenture Trustee indicating by book entry that the Pledged Security Entitlements have been credited to the securities accounts maintained with the Indenture Trustee.

31.      The perfected Article 9 Security Interest in the Pledged Security Entitlements will be prior to any other security interest perfected under Article 9 of the New York UCC.

Our opinions expressed above are subject to the following qualifications:

(a)           Our opinions in paragraphs 3, 4, 5 and 6 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)           Our opinions in paragraphs 3, 4, 5 and 6 are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)           We express no opinion as to the characterization of any Opinion Document for accounting purposes.

(d)           We express no opinion as to the enforceability of indemnification provisions in each of such Opinion Documents to the extent that enforcement thereof is contrary to public policy.

(e)           We express no opinion with respect to any provision of any Opinion Document that restricts the ability of any person to assign any right to payment, or other right, under such Opinion Document.

(f)            Our opinions in paragraphs 17 through 31 above are subject to the qualification that the Article 9 Security Interest, and perfection and continuation of perfection of the Article 9 Security Interest, in proceeds of Collateral are limited to the extent set forth in Section 9-315 of the New York UCC.

(g)           We express no opinion with respect to any Electronic Contract sold or otherwise transferred by a Dealer Originator that is not a registered organization organized under either the law of the State of Delaware or the law of the State of New York.

(h)           We express no opinion with respect to the effect of any provision of the Opinion Documents that is intended to establish any standard other than a standard set forth in the New York UCC as the measure of the performance by any party thereto of such party’s obligations of good faith, diligence, reasonableness or care or of the fulfillment of the duties imposed on any secured party with respect to the maintenance, disposition or redemption of collateral, accounting for surplus proceeds of collateral or accepting collateral in discharge of liabilities.

(i)            Our opinions are limited to (i) Generally Applicable Law, (ii) in the case of our opinion in paragraph 14 above, the 1940 Act, (iii) in the case of our opinion in paragraph 16 above, the 1939 Act and (iv) in the case of our opinions in paragraphs 9, 12 and 13 above, the Securities Act.

(j)            (i) Our opinions in paragraphs 17 through 20 and 26 through 29 above are limited to Article 9 of the New York UCC, (ii) our opinions in paragraphs 22 through 25, 30 and 31 above are limited to Articles 8 and 9 of the New York UCC, and (iii) our opinion in paragraph 21 above is limited to Article 9 of the Delaware UCC and the New York UCC, and therefore those opinions do not address laws other than Article 8 or 9, as the case may be, of the New York UCC or the Delaware UCC, as the case may be.  For the purposes of Article 9 of the Delaware UCC, we have relied solely on our review of such Article 9 as set forth in the Commerce Clearing House, Inc.’s Secured Transactions Guide.

We note in respect of aspects of this opinion letter that relate to the Volcker Rule, that the rule is new, complex and the subject of only limited regulatory guidance.  Various parties have approached the regulatory agencies implementing the Volcker Rule on issues relating to the definition of a “covered fund” and that definition remains subject to regulatory interpretation.  Any further guidance may require reconsideration of the views expressed herein.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents.  While a copy of this opinion may be posted to an internet website required under Rule 17g-5 under the Securities Exchange Act of 1934 and maintained by JDCC in connection with the ratings on the Notes solely for the purpose of complying with such rule, this opinion letter may not be relied upon by any person other than the addressees hereof for any purpose, or by any such addressee for any other purpose, without our prior written consent.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

Very truly yours,

/s/ Shearman & Sterling LLP

SKF/LMB/GAM/BAD/MK/SGJ
RHR/LLJ

Schedule A

John Deere Owner Trust 2015
c/o Wells Fargo Delaware Trust Company, N.A.
919 North Market Street, Suite 1600
Wilmington, DE 19801

Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA), Inc.
HSBC Securities (USA) Inc.
RBC Capital Markets, LLC

c/o           Citigroup Global Markets Inc.
390 Greenwich Street
New York, NY 10013

c/o           Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036

c/o           Mitsubishi UFJ Securities (USA), Inc.
1633 Broadway
New York, NY 10019

Moody’s Investors Service, Inc.
7 World Trade Center
at 250 Greenwich Street
New York, NY 10007

Fitch Ratings, Inc.
33 Whitehall Street
New York, NY 10004

U.S. Bank National Association, as trustee
190 South LaSalle Street, 7th Floor
Mail Code MK-IL-SL7R
Chicago, IL  60603
Attention: Corporate Trust Administration

Wells Fargo Delaware Trust Company, N.A., as trustee
919 North Market Street, Suite 1600
Wilmington, DE 19801